Exhibit 99.1

Sixth Street Specialty Lending, Inc. Provides Dividend Payment Notification

NEW YORK—(BUSINESS WIRE)—October 14, 2020—Sixth Street Specialty Lending, Inc. (NYSE: TSLX) (“TSLX” or “the Company”) announced today that due to a technical error by its dividend reinvestment plan administrator, all shareholders will receive their dividend for the October 15, 2020 payment date in cash, rather than only those who have elected to “opt out” of the dividend investment plan. The record date for this dividend, which was September 15, 2020, and the payment date remain unchanged.

The Company expects this issue to be resolved by the administrator prior to future dividend payments. However, the Company encourages its shareholders to re-confirm their dividend election preferences with their broker or other applicable party.

About Sixth Street Specialty Lending

Sixth Street Specialty Lending is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company is externally managed by Sixth Street Specialty Lending Advisers, LLC, an affiliate of Sixth Street and a Securities and Exchange Commission (“SEC”) registered investment adviser. The Company leverages the deep investment, sector, and operating resources of Sixth Street, a global investment firm with approximately $47 billion of assets under management as of August 2020. For more information, visit the Company’s website at www.sixthstreetspecialtylending.com.

About Sixth Street

Sixth Street is a global investment firm with approximately $47 billion in assets under management as of August 2020. Sixth Street operates eight diversified, collaborative investment platforms across our growth investing, adjacencies, direct lending, fundamental public strategies, infrastructure, special situations, agriculture and par liquid credit businesses. Our long-term oriented, highly flexible capital base and “One Team” cultural philosophy allow us to invest thematically across sectors, geographies and asset classes. Founded in 2009, Sixth Street has more than 275 team members including over 140 investment professionals operating from nine locations around the world. For more information, visit www.sixthstreet.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements.

Investors:

Lucy Lu, 212-601-4753

Sixth Street Specialty Lending

IRTSLX@sixthstreet.com

Media:

Patrick Clifford, 617-793-2004

Sixth Street

PClifford@sixthstreet.com